ALPHARMA INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                      Three Months   Six Months Ended     Nine Months       Year Ended
                         Ended         June 30, 1999         Ended         December 31,
                     March 31, 1999                      September 30,         1999
                                                             1999
                    Reported  Restated Reported  Restated  Reported  Restated  Reported  Restated


Total revenue       $156,759 $155,949 $320,598  $318,169  $523,729  $517,995  $742,176  $732,443


Cost of sales        88,367   87,941 178,395  176,998  287,233  283,970  397,890  392,316

Gross profit        68,392   68,008  142,203  141,168  236,496  234,025  344,286  340,127

Selling, general
and                 50,071   50,071  102,814  102,814  167,478  167,478  244,775  244,775
  administrative
expenses

Operating income    18,321   17,937  39,389   38,354   69,018   66,547   99,511   95,352

Interest expense    (7,466)  (7,466) (16,323)  (16,323)  (27,580)  (27,580)  (39,174)  (39,174)


Other, net
                    943      943     921          921        248      248      1,450     1,450

Income before
provision           11,798   11,414  23,987   22,952   41,686   39,215   61,787   57,628
  for income taxes

Provision for         4,362    4,216   8,779    8,386
income taxes                                           15,215   14,276   22,236   20,656

Net income          $7,436  $7,198   $15,208  $14,566  $26,471  $24,939  $39,551  $36,972


Earnings per
common share:
   Basic            $ 0.27   $ 0.26  $ 0.56   $ 0.53   $ 0.96   $ 0.91    $1.43   $1.33
   Diluted          $ 0.27   $ 0.26  $ 0.55   $ 0.52   $ 0.93   $ 0.88    $1.34   $1.27



                         ALPHARMA INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                 (In thousands)
                                   (Unaudited)

                    March 31, 1999      June 30, 1999     September 30, 1999  December 31, 1999
                  Reported  Restated  Reported  Restated  Reported  Restated  Reported  Restated
ASSETS:
 Accounts         $145,844  $145,025  $172,470  $170,090  $192,921  $187,563  $199,207  $189,261
receivable
 Inventory        140,492   140,923   152,917   154,283   155,958   159,005   155,338   161,033
 Other current     23,492    23,492    35,583    35,583    36,288    36,288    31,578    31,578
assets
   Current        309,828   309,440   360,970   359,956   385,167   382,856   386,123   381,872
assets

 Non current      565,523   565,523   747,021   747,021   786,574   786,574   778,394   778,394
assets

     Total        $875,351  $874,963  $1,107,991 $1,106,977  $1,171,741  $1,169,430  $1,164,517  $1,160,266
assets

LIABILITIES AND
EQUITY:

 Current          $135,482  $135,336  $192,655  $192,262  $181,615  $180,676  $165,856  $164,276
liabilities

 Long-term debt   429,334   429,334   601,285   601,285   647,631   647,631   591,784   591,784
 Deferred taxes   40,358    40,358    43,200    43,200    44,086    44,086    52,273    52,273
and other

 Cumulative       (22,245)  (22,250)  (31,522)  (31,501)  (15,453)  (15,293)  (34,109)  (34,201)
translation adj.
 Stockholders'    292,422   292,185   302,373   301,731   313,862   312,330   388,713   386,134
equity

     Total
liabilities &  $875,351  $874,963  $1,107,991  $1,106,977  $1,171,741  $1,169,430  $1,164,517  $1,160,266
equity
